Exhibit 10.8

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”), dated as of July 1, 2024 and effective as of the Closing Effective Time (as defined in the Merger Agreement (as defined below)), is entered into by and among Gary Mick (“Executive”), Six Flags Entertainment Corporation, a Delaware corporation (“Six Flags”) and CopperSteel HoldCo, Inc., a Delaware corporation (the “Company”).
W I T N E S S E T H:
WHEREAS, Executive is employed by Six Flags as its Chief Financial Officer pursuant to an Employment Agreement with Six Flags dated as of May 31, 2022 (the “Prior Agreement”);
WHEREAS, pursuant to the Agreement and Plan of Merger dated as of November 2, 2023, entered into by and among Cedar Fair, L.P., a Delaware limited partnership, Six Flags, the Company, and CopperSteel Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (the “Merger Agreement”), the Company and Executive desire for Executive to serve as Chief Integration Officer of the Company on and after the Closing Effective Time on the terms set forth in this Agreement, which upon its effectiveness shall replace the Prior Agreement in its entirety; and
WHEREAS, in the event the Closing Effective Time does not occur, or if Executive’s employment with Six Flags terminates before the Closing Effective Time, this Agreement shall be null and void ab initio, and the Prior Agreement shall remain in effect (as applicable) unless terminated in accordance with its terms.
NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, it is hereby agreed as follows:
1.    Term of Employment. The Prior Agreement shall continue in effect until immediately prior to the Closing Effective Time. Upon the Closing Effective Time, and subject to the Closing Effective Time occurring, the Prior Agreement shall terminate and be of no further force or effect. The parties agree that the termination of the Prior Agreement and the change in Executive’s position hereunder does not constitute a termination of employment or trigger a severance event or other rights under the Prior Agreement. Subject to Executive’s employment until the Closing Effective Time, the term of Executive’s employment by the Company pursuant to this Agreement (the “Term”) shall commence as of immediately following the Closing Effective Time and shall continue until the earliest of: (a) the second anniversary of the Closing Effective Time, (b) the date as of which the Maximum Level of Adjusted EBITDA (as defined in the Performance Stock Unit Agreement (the “Company PSU Grant Agreement”) governing the Company PSUs (as defined below) to be granted to Executive in accordance with Section 3(c)(ii)(B)) is achieved, (c) the date of termination of Executive’s employment for any reason pursuant to Section 4 or (d) the date on which a Change in Control (as defined below) occurs on or after the Closing Effective Time. The earliest to occur of the events in clauses (a), (b), (c) and (d) of the immediately preceding sentence is referred to herein as the “Termination Date”.

2.    Position, Duties and Location.
(a)    Position and Duties. Executive shall serve as Chief Integration Officer of the Company. During the Term, Executive shall have the duties and responsibilities consistent with Executive’s position as Chief Integration Officer. Executive shall report solely and directly to the Chief Executive Officer of the Company.
(b)    Attention and Time. Executive shall devote substantially all his business attention and time to his duties hereunder and shall use his reasonable best efforts to carry out such duties faithfully and efficiently. During the Term, it shall not be a violation of this Agreement for Executive to (i) serve on industry, trade, civic or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; or (iii) manage personal investments, as long as such activities do not materially interfere with the performance of Executive’s duties and responsibilities as described herein; provided, that Executive shall be permitted to serve on for-profit corporate boards of directors or as non-executive chairman of any such boards of directors, in any case, if approved in advance by the Board of Directors of the Company (the “Board”), acting reasonably and in good faith. Notwithstanding the foregoing, Executive shall use his best efforts to resign from any outside position consistent with his obligations with respect to such position if the Board determines in good faith that such activities interfere in any material respect with the performance of Executive’s duties and responsibilities for the Company.
(c)    Location. The principal place of Executive’s employment shall be the Company’s corporate office located in Arlington, Texas; provided that Executive may be required to travel on Company business during the Term. Executive shall be reimbursed for business travel expenses in accordance with Section 3(e).
3.    Compensation.
(a)    Base Salary. Executive shall receive a base salary (as applicable, the “Base Salary”) at an annual rate of no less than $536,000. Executive’s Base Salary shall be reviewed by the Company for increase on the first anniversary of the Closing Effective Time. Base Salary shall be paid at such times and in such manner as the Company customarily pays the base salaries of its employees. In the event that Executive’s Base Salary is increased by the Board in its discretion at any time during the Term, such increased amount shall thereafter constitute the Base Salary.
(b)    Annual Bonus. For each calendar year of the Term, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). As of the Effective Date, Executive’s Annual Bonus opportunity shall be equal to 120% of Base Salary (Target Bonus”), based on the achievement of Company performance goals established by the Compensation Committee of the Board (the “Committee”). Any annual bonus payable to Executive shall be paid during the fiscal year following the fiscal year and no later than five (5) days following the filing of the Company’s Form 10-K for the fiscal year (or, if the Company is not required to or does not file a Form 10-K, no later than five (5) days following the completion of the audit of the applicable fiscal year), subject to Executive’s continued employment through such date, except as otherwise expressly set forth in Section 4 of this Agreement. Except as otherwise provided in Section 4, the Annual Bonus will be subject to the terms of the Company annual bonus plan under which it is granted.

(c)    Incentive Equity Awards.
(i)    Six Flags RSUs. With respect to Executive’s 33,346 restricted stock units denominated in shares of Six Flags common stock (the “Six Flags RSUs”) outstanding as of November 2, 2023, awarded under those certain Restricted Stock Unit Award Agreements by and between Executive and Six Flags dated on each of June 1, 2022, June 1, 2022, and March 8, 2023, the Company and Executive acknowledge and agree that:
(A)    Restricted Stock Issued in Settlement of Certain Six Flags RSUs. 27,492 of Executive’s Six Flags RSUs were settled in restricted shares of Six Flags common stock pursuant to the Restricted Stock Award Agreement dated as of December 20, 2023, entered into by and between Six Flags and Executive (the “Restricted Stock Award Agreement”) and such restricted shares shall be fully vested at the Closing Effective Time and converted into 15,946 shares of Company common stock.
(B)    Settlement of Remaining Six Flags RSUs. Executive’s remaining 5,854 Six Flags RSUs shall be fully vested at the Closing Effective Time and converted into 3,396 shares of Company common stock.
(ii)    Six Flags PSUs. With respect to Executive’s opportunity to earn up to 244,420 performance stock units denominated in shares of Six Flags common stock (the “Six Flags PSUs”) outstanding as of November 2, 2023, awarded under that certain Performance Stock Unit Award Agreement by and between Executive and Six Flags dated on each of March 8, 2022 and March 8, 2022, the Company and Executive acknowledge and agree that:
(A)    Restricted Stock Issued in Settlement of Certain Six Flags PSUs. 45,128 of Executive’s Six Flags PSUs were settled in restricted shares of Six Flags common stock pursuant to the Restricted Stock Award Agreement, and such restricted shares shall be fully vested at the Closing Effective Time and converted into 26,175 shares of Company common stock.
(B)    Settlement of Certain Six Flags PSUs. 22,088 of Executive’s Six Flags PSUs shall be fully vested at the Closing Effective Time and converted into 12,812 shares of Company common stock.
(C)    Assumption of Remaining Six Flags PSUs. To preserve Executive’s existing opportunity to earn an additional 177,204 Six Flags PSUs that will be forfeited at the Closing Effective Time, as soon as practical following the Closing Effective Time, the Company shall grant Executive an opportunity to earn up to 102,779 performance stock units denominated in shares of Company common stock (the “Company PSUs”) pursuant to the Company PSU Grant Agreement, which shall be substantially in the form set forth in Exhibit A hereto; provided, that the Adjusted EBITDA Performance Goals and the Performance Period (each as defined in the Company PSU Grant Agreement) shall be no less favorable to Executive than the (x) performance goals for the Performance Period applicable to any performance-based equity or incentive awards granted to any executive officer of the Company and (y) terms set forth in the CFO Term Sheet (as defined in the Steel Disclosure Letter (as defined in the Merger Agreement)).
(d)    Other Compensation and Benefits. During the Term, Executive shall be entitled to participate in or receive benefits under any employee benefit programs of the Company (including life, health and disability programs) that are made available to named executive officers of the Company in accordance with the terms and conditions and eligibility requirements of such plans or arrangements. Nothing contained herein shall be construed to prevent the Company from modifying or terminating any plan or arrangement (excluding, as it relates to Executive during the Term, the annual bonus program described in Section 3(b) and the expense reimbursements described in Section 3(e) and in the immediately preceding sentence). Notwithstanding the foregoing, Executive shall be entitled to four (4) weeks of paid vacation per calendar year.
(e)    Expenses. During the Term, the Company shall promptly reimburse Executive in accordance with applicable Company policy for all reasonable expenses that Executive incurs during his employment with the Company in carrying out Executive’s duties under this Agreement.
(f)    Additional Compensation and Benefits. Nothing contained in this Agreement shall limit the Board in awarding, in its discretion, additional compensation and benefits to Executive.
4.    Termination of Employment; Severance. Executive’s employment shall terminate automatically upon his death or Disability or upon the conclusion of the Term. The Company may terminate Executive’s employment for Cause or without Cause. Executive may terminate his employment with or without Good Reason.
(a)    Upon the termination of Executive’s employment for any reason, the Company shall pay Executive (or, if applicable, Executive’s estate) a lump sum cash payment within thirty (30) days following his Date of Termination (except with respect to reimbursements described in Section 4(a)(iii), which shall be paid within twenty (20) business days of Executive’s Date of Termination) the following amounts: (i) unpaid Base Salary through the Date of Termination, (ii) any benefits due to Executive under any employee benefit plan of the Company and any payments due to Executive under the terms of any Company program, arrangement or agreement, including insurance policies but excluding any severance program or policy and (iii) any expenses owed to Executive, provided Executive properly submits documentation therefor in accordance with applicable Company policy within ten (10) business days after the Date of Termination ((i), (ii), and (iii) collectively, the “Accrued Amounts”).
(b)    Upon Executive’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) from the Company for any reason, the Company shall pay Executive (or, if applicable, Executive’s estate) the following severance payments and benefits described in this Section 4(b), subject to Executive’s compliance with Sections 4(c), 5 and 7 and material compliance with Section 6, which shall be in lieu of any payments or benefits under any severance program or policy of the Company or its Affiliates. In accordance with Section 19, any severance payments and benefits described in this Section 4(b) that constitute a “deferral of compensation” subject to Section 409A and that if paid during the six (6)

months beginning on Executive’s Date of Termination would be subject to the Section 409A additional tax because Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company) will be paid to Executive on the earlier of the six (6) month anniversary of Executive’s Date of Termination or death.
(i)    any unpaid bonus for any prior fiscal year, determined in accordance with Section 3(b), payable at the time described in Section 3(b);
(ii)    a pro rata portion (based on the number of days during the applicable fiscal year Executive was employed by the Company) of the annual bonus that would otherwise have been paid to Executive if his employment had not so terminated, determined in accordance with Section 3(b), payable at the time described in Section 3(b) and based on actual performance through the regular performance period;
(iii)    an amount equal to the sum of Executive’s Base Salary and Target Bonus (excluding any reductions thereto that serve as the basis for a termination for Good Reason) for the year of termination, multiplied by two (i.e., (Base Salary + Target Bonus) x 2), such amount to be paid in a lump sum as soon as practicable after Executive’s Date of Termination, subject to any required delay pursuant to this Section 4(b) and Section 19;
(iv)    an amount equal to (A) three (3) multiplied by (B) the excess of the monthly applicable premium for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as of Executive’s Date of Termination for health care coverage Executive (and Executive’s eligible dependents, if any) had from the Company immediately prior to Executive’s Date of Termination over the monthly dollar amount Executive would have paid to the Company for such health care coverage if Executive remained employed following the Date of Termination, such amount to be paid in a lump sum as soon as practicable after Executive’s Date of Termination, subject to any required delay pursuant to this Section 4(b) and Section 19;
(v)    Immediate vesting of all time-vested options, stock appreciation rights, restricted stock, restricted stock units and other time- vested equity-based incentive awards then held by Executive (excluding the Company PSUs and any other performance-based awards) (collectively, “Equity Awards”), that are scheduled to vest in the twelve (12) month period following Executive’s Termination Date, with all vested options, if any, remaining exercisable for the shorter of their originally scheduled respective terms and one (1) year following Executive’s Termination Date; and
(vi)    Reimbursement of up to $10,000 for executive outplacement services provided by a firm of Executive’s choosing, subject to Executive’s presentation of appropriate invoices or other reasonable documentation, by a date to be determined by the Company in its sole discretion.
(c)    Release. As a condition to receiving the payments and benefits set forth in Section 4(b), Executive shall be required, within sixty (60) days of Executive’s Date of Termination (including, without limitation, a Date of Termination that occurs upon the expiration of the Term), to execute, deliver and not revoke (with any applicable revocation period having expired) a general release of claims in a form attached hereto as Exhibit B.
(d)    Full Discharge. The amounts payable to Executive under this Section 4 and the number of Company PSUs, if any, that are due to vest and be settled in accordance with the Company PSU Grant Agreement following the termination of Executive’s employment shall, once paid or settled, as applicable, be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its subsidiaries, and Executive acknowledges that such amounts are fair and reasonable, and his sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of his employment hereunder or breach of this Agreement. Nothing contained in this sub-section shall serve as a bar to any claim that would not have been released if Executive executed the release attached as Exhibit B upon Executive’s Date of Termination, whether or not such release is required to be executed in connection with such termination.
(e)    Definitions. For purposes of this Agreement, the following definitions shall apply:
(i)     “Affiliate” shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the Company.
(ii)    “Cause” shall mean: (A) Executive’s continued failure (except where due to physical or mental incapacity) to endeavor in good faith to substantially perform his duties hereunder after written notice from the Company requesting such performance and specifying Executive’s alleged failure; (B) Executive’s material malfeasance or gross neglect in the performance of his duties hereunder; (C) Executive’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony; (D) the commission by Executive of an act of fraud or embezzlement against the Company or any Affiliate constituting a crime; (E) Executive’s material breach of any material provision of this Agreement that is not remedied within fifteen (15) days after (I) written notice from the Company specifying such breach and (II) the opportunity to appear before the Board; (F) Executive’s material violation of a material Company policy that causes demonstrable damage to the Company, which damage is not insignificant; (G) Executive’s continued failure to cooperate in any audit or investigation involving the Company or its Affiliates or its or their financial statements or business practices that is not remedied within fifteen (15) days of written notice from the Company specifying such failure; or (H) Executive’s actual gross misconduct that adversely and materially affects the business or reputation of the Company and its Subsidiaries taken as a whole; provided, that in any dispute pursuant to Section 10 of this Agreement regarding whether “Cause” exists under this clause (H), the arbitrator shall make a de novo review of whether Executive’s actual gross misconduct adversely and materially affected the business or reputation of the Company and its Subsidiaries taken as a whole, it being understood that Executive’s termination shall be determined by the arbitrator to have been by the Company without Cause under this clause (H) if either (a) Executive did not actually engage in gross misconduct or (b) such gross misconduct did not in fact have an adverse and material effect on the business or reputation of the Company and its Subsidiaries taken as a whole.

(iii)    “Change in Control” shall mean: (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding (x) any employee benefit plan of the Company, (y) any Permitted Holder or (z) any acquisitions pursuant to a transaction described in clause (D) below, that does not constitute a Change in Control), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only through the passage of time), directly or indirectly, of more than thirty-five percent (35%) of the voting stock of the Company; (B) at any time, the Continuing Directors (as defined below) cease for any reason to constitute at least a majority of the Board; (C) a direct or indirect sale or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or (D) consummation of any merger, consolidation or like business combination or reorganization of the Company (for the avoidance of doubt, excluding the occurrence of the Closing Effective Time) that results in the voting securities of the Company outstanding immediately prior to the consummation of such merger, consolidation or like business combination or reorganization not representing (either by remaining outstanding or by being converted into voting securities of the applicable surviving or other entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company (or its successor) (or the ultimate parent company thereof) outstanding immediately after such merger, consolidation or like business combination or reorganization. Only one (1) Change in Control may occur during the Term.
(iv)    “Continuing Directors” shall mean, as of any date of determination, any member of the Board (including Executive) who (A) was a member of the Board on the date of this Agreement or (B) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.
(v)    “Date of Termination” / “Notice of Termination.” Any termination of Executive’s employment by the Company or by Executive under this Section 4 (other than termination due to death) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and specifying a “Date of Termination” (a “Notice of Termination”) which, if submitted by Executive, shall be effective at least thirty (30) days following the date of such notice. A Notice of Termination submitted by the Company may provide for a “Date of Termination” on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion not to exceed thirty (30) days following the date of such notice. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company thereafter from asserting such fact or circumstance within a period of six (6) months from the Date of Termination in order to enforce Executive’s or the Company’s otherwise applicable rights hereunder.

(vi)    “Disability” shall mean Executive’s inability due to a mental or physical impairment to substantially perform his duties for the Company for ninety (90) consecutive days or one hundred and eighty (180) days in any two (2)-year period.
(vii)    “Good Leaver Termination” shall mean the termination of Executive’s employment (A) by the Company without Cause, (B) by Executive for Good Reason, (C) by reason of Executive’s death or Disability, or (D) by reason of the achievement of the Maximum Level of Adjusted EBITDA.
(viii)    “Good Reason” shall mean the occurrence, without Executive’s express written consent, of: (A) the removal of Executive as Chief Integration Officer of the Company or an adverse change in Executive’s reporting obligations; (B) a material diminution in Executive’s employment duties, responsibilities or authority, or the assignment to Executive of duties that are materially inconsistent with his position; (C) any reduction in Base Salary or Target Bonus; or (D) any material breach by the Company of this Agreement; provided, that Executive may terminate his employment for Good Reason only if (I) within ninety (90) days of the date Executive has actual knowledge of the occurrence of an event of Good Reason, Executive provides written notice of the Company specifying such event, (II) the Company does not cure such event within five (5) business days of such notice if the event is nonpayment of an amount due to Executive or within sixty (60) days of such notice for other events and (III) Executive terminates his employment within thirty (30) business days of the end of such cure period.
(ix)    “Permitted Holders” shall mean each person or entity (and any affiliate of such person) beneficially owning more than ten percent (10%) of the Company’s voting stock on the Effective Date.
(x)    “Subsidiary” of the Company shall mean any corporation of which the Company owns, directly or indirectly, more than fifty percent (50%) of the voting stock.
(f)    Other Positions. Executive shall immediately resign, and shall be deemed to have immediately resigned without the requirement of any additional action, from any and all position Executive holds (including as a member of the Board) with the Company and its Affiliates on Executive’s Date of Termination.
(g)    Breach of Payment Obligation. If the Company fails (other than pursuant to Section 18) to pay any amount due to Executive (or Executive’s estate) pursuant to this Section 4 as a result of Executive’s termination of employment within the fifteen (15) day period following written notice by Executive (it being understood and agreed that such notice may not be given until any such material payment has not been paid for at least fifteen (15) days following its scheduled payment date), the restrictions imposed by Section 7(a)(i) and (ii) shall immediately terminate.
5.    Confidentiality of Trade Secrets and Business Information. Executive agrees that Executive shall not, at any time during Executive’s employment with the Company or thereafter, disclose or use any trade secret, proprietary or confidential information of the Company or any Subsidiary of the Company (collectively, “Confidential Information”) obtained by him during the course of such employment, except for (i) disclosures and uses required in the course of such employment or with the written permission of the Company, (ii) disclosures with respect to any litigation, arbitration or mediation involving this Agreement, including but not limited to, the enforcement of Executive’s rights under this Agreement, or (iii) as may be required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order such disclosure; provided, that, if, in any circumstance described in clause (iii), Executive receives notice that any third party shall seek to compel him by process of law to disclose any Confidential Information, Executive shall promptly notify the Company and provide reasonable cooperation to the Company (at the Company’s sole expense) in seeking a protective order against such disclosure. Notwithstanding the foregoing, “Confidential Information” shall not include information that is or becomes publicly known outside the Company or any of its subsidiaries other than due to a breach of Executive’s obligations under this paragraph.
6.    Return of Information. Executive agrees that at the time of any termination of Executive’s employment with the Company or expiration of the Term, whether at the instance of Executive or the Company, and regardless of the reasons therefore, Executive shall deliver to the Company (at the Company’s expense), any and all notes, files, memoranda, papers and, in general, any and all physical (including electronic) matter containing Confidential Information that are in Executive’s possession or under Executive’s control, except as otherwise consented in writing by the Company at the time of such termination. The foregoing shall not prevent Executive from retaining copies of personal diaries, personal notes, personal address books, personal calendars, and any other personal information (including, without limitation, information relating to Executive’s compensation), but only to the extent such copies do not contain any Confidential Information other than that which relates directly to Executive, including his compensation.
7.    Noncompetition, Noninterference, Nondisparagement and Cooperation.
(a)    General. In consideration for the compensation payable to Executive under this Agreement, Executive agrees that Executive shall not, other than in carrying out his duties hereunder, directly or indirectly, do any of the following (i) during Executive’s employment with the Company and its Subsidiaries and for a period of one (1) year after any termination of such employment, render services in any capacity (including as an employee, director, member, consultant, partner, investor or independent contractor) to a Competitor, (ii) during Executive’s employment with the Company and its Subsidiaries and for a period of two (2) years after any termination of such employment, attempt to, or assist any other person in attempting to, employ, engage, retain or partner with, any person who is then, or at any time during the ninety (90) day-period prior thereto was, a director, officer or other executive of the Company or a Subsidiary, or encourage any such person or any consultant, agent or independent contractor of the Company or any Subsidiary to terminate or adversely alter or modify such relationship with the Company or any Subsidiary; provided, that this section (ii) shall not be violated by general advertising, general internet postings or other general solicitation in the ordinary course not specifically targeted at such persons, or (iii) during Executive’s employment with the Company and its Subsidiaries and for a period of two (2) years after any termination of employment, solicit any then current customer (excluding any patrons of the Company’s amusement parks) or business partner of the Company or any Subsidiary to terminate, alter or modify its relationship with the Company or the Subsidiary or to interfere with the Company’s or any Subsidiary’s relationships with any of its customers or business partners. During the Term and for two (2) years thereafter,

Executive agrees not to make any public statement that is intended to or would reasonably be expected to disparage the Company, its Affiliates or its or their directors, officers, employees, businesses or products other than as required in the good faith discharge of his duties hereunder. During the Term and for two (2) years thereafter, the Company (including directors and officers of the Company in their capacity as such) agrees that it shall not make any public statement that is intended to or would reasonably be expected to disparage Executive. At the request of Executive, the Company shall direct its directors and officers to not make any statements that would violate this Section 7(a) if they were made by the Company and shall use its commercially reasonable efforts to enforce such direction. Notwithstanding the foregoing, nothing in this Section 7(a) shall prevent any person from (A) responding publicly to any incorrect, disparaging or derogatory public statement made by or on behalf of the other party to the extent reasonably necessary to correct or refute such public statement or (B) making any truthful statement to the extent required by law. Nothing in this Agreement is intended to or will be used in any way to limit Executive’s rights to communicate with a government agency, as provided for, protected under or warranted by applicable law, including the whistleblower provisions of any applicable law, rule or regulation.
(b)    Cooperation. Executive agrees to cooperate, in a reasonable manner and at the expense of the Company, with the Company and its attorneys, both during and after the termination of Executive’s employment, in connection with any litigation or other proceeding arising out of or relating to matters in which Executive was involved prior to the termination of Executive’s employment so long as such cooperation does not materially interfere with Executive’s employment or consulting. In the event that such cooperation is required after the termination of Executive’s employment with the Company and its Subsidiaries, the Company shall pay Executive at the rate of $7,500.00 per day and out-of-pocket expenses approved in advance by the Company after presentation by Executive of reasonable documentation related thereto.
(c)    Definition. For purposes of this Agreement, “Competitor” shall mean any business or enterprise in the theme park business, which shall include, without limitation, amusement and water parks. Notwithstanding the foregoing, Executive’s provision of services to an Affiliate or business unit of a Competitor that is not directly engaged in the theme park business shall not be a violation of the restrictions of this Section 7 so long as Executive does not provide material services in respect of the theme park business and does not have material direct or indirect managerial or oversight responsibility or authority for the theme park business. Nothing contained herein shall prevent Executive from acquiring, solely as an investment, any publicly-traded securities of any person so long as he remains a passive investor in such person and does not own more than one percent (1%) of the outstanding securities thereof.
8.    Enforcement. Executive acknowledges and agrees that: (i) the purpose of the covenants set forth in Sections 5 through 7 above (the “Restrictive Covenants”) is to protect the goodwill, trade secrets and other confidential information of the Company; (ii) because of the nature of the business in which the Company is engaged and because of the nature of the Confidential Information to which Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company in the event Executive breached any such covenants; and (iii) remedies at law (such as monetary damages) for any breach of Executive’s obligations under the Restrictive Covenants would be inadequate. Executive therefore agrees and consents that if Executive commits any breach of a Restrictive Covenant, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. If any portion of the Restrictive Covenants is hereafter determined to be invalid or unenforceable in any respect, such determination shall not affect the remainder thereof, which shall be given the maximum effect possible and shall be fully enforced, without regard to the invalid portions. In particular, without limiting the generality of the foregoing, if the covenants set forth in Section 7 are found by a court or an arbitrator to be unreasonable, Executive and the Company agree that the maximum period, scope or geographical area that is found to be reasonable shall be substituted for the stated period, scope or area, and that the court or arbitrator shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. If any of the Restrictive Covenants are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.
9.    Indemnification.
(a)    The Company agrees that if Executive is made a party to, is threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative, excluding any action instituted by Executive, any action related to any actual violation of Section 16 of the Exchange Act by Executive or any action brought by the Company for compensation or damages related to Executive’s breach of this Agreement (a “Proceeding”), by reason of the fact that he was a director, officer, employee, consultant or agent of the Company, or was serving at the request of, or on behalf of, the Company as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of the Company or other entity, Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company’s certificate of incorporation or by-laws or, if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees reasonably incurred, judgments, fines, taxes or penalties and amounts paid or to be paid in settlement and any reasonable cost and fees incurred in enforcing his rights to indemnification or contribution) incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even though he has ceased to be a director, officer, member, employee, consultant or agent of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company shall reimburse Executive for all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by him in connection with any Proceeding within twenty (20) business days after receipt by the Company of a written request for such reimbursement and appropriate documentation associated with these expenses. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses; provided, that the amount of such obligation to repay shall be limited to the after-tax amount of any such advance except to the extent

Executive is able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction for repayment.
(b)    Neither the failure of the Company (including the Board or the Company’s independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under Section 9(a) above that indemnification of Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including the Board or the Company’s independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption or inference that Executive has not met the applicable standard of conduct.
(c)    The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering Executive at a level, and on terms and conditions, no less favorable to him than the coverage the Company provides other similarly-situated executives for six (6) years after Executive’s Date of Termination or such longer statute of limitation period.
(d)    Nothing in this Section 9 shall be construed as reducing or waiving any right to indemnification, or advancement of expenses, Executive would otherwise have under the Company’s certificate of incorporation or by-laws or under applicable law.
10.    Arbitration. Subject to Section 8, in the event that any dispute arises between the Company and Executive regarding or relating to this Agreement and/or any aspect of Executive’s employment relationship with the Company, the parties consent to resolve such dispute through mandatory arbitration under the Commercial Rules of the American Arbitration Association (“AAA”), before a single arbitrator in Dallas, Texas. The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction. Notwithstanding the foregoing, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief. The parties hereby consent to the exclusive jurisdiction of the state and Federal courts of or in the State of Texas for purposes of seeking such injunctive or equitable relief as set forth above. Out-of-pocket costs and expense reasonably incurred by Executive in connection with such arbitration (including attorneys’ fees) shall be paid by the Company with respect to each claim on which the arbitrator determines Executive prevails.
11.    Mutual Representations.
(a)    Executive acknowledges that before signing this Agreement, Executive was given the opportunity to read it, evaluate it and discuss it with Executive’s personal advisors. Executive further acknowledges that the Company and its advisors have not provided Executive with any legal or tax advice regarding this Agreement.
(b)    Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) shall not constitute a default under, or conflict with, any agreement or other instrument to which he is a party or by which he is bound and (ii) as to his execution and delivery of this Agreement do not require the consent of any other person.

(c)    The Company represents and warrants to Executive that (i) the execution, delivery and performance of this Agreement by the Company has been fully and validly authorized by all necessary corporate action, (ii) the person signing this Agreement on behalf of the Company is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
(d)    Each party hereto represents and warrants to the other that this Agreement constitutes the valid and binding obligations of such party enforceable against such party in accordance with its terms.
12.    Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered (i) personally, (ii) by registered or certified mail, postage prepaid with return receipt requested, (iii) by facsimile with evidence of completed transmission, or (iv) delivered by overnight courier to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:	CopperSteel HoldCo, Inc. 1000 Ballpark Way, Suite 400 Arlington, Texas 76011 Phone: 972-595-5000 Attention: Chris Neumann
If to Six Flags: If to Executive:	Six Flags Entertainment Corporation 1000 Ballpark Way, Suite 400 Arlington, Texas 76011 Phone: 972-595-5000 Attention: Chris Neumann [At the address on file with the Company]
13.    Assignment and Successors. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a Change in Control or any merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor, and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and such transferee or successor shall be required to assume such obligations by contract (unless such assumption occurs by operation of law). Anything herein to the contrary notwithstanding, Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death or judicially determined incompetence by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
14.    Governing Law; Amendment. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. This Agreement may not be amended or modified except by a written agreement executed by Executive and the Company or their respective successors and legal representatives.
15.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.
16.    Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.
17.    No Waiver. Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement. Any provision of this Agreement may be waived by the parties hereto; provided, that any waiver by any person of any provision of this Agreement shall be effective only if in writing and signed by each party and such waiver must specifically refer to this Agreement and to the terms or provisions being modified or waived.
18.    No Mitigation. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as set forth herein, such amounts shall not be subject to offset or otherwise reduced whether or not Executive obtains other employment. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company have against Executive for any reason; provided, that the Company may cease making the payments or providing the benefits, in each case, under Section 4 if Executive materially breaches the provisions of Sections 5, 6 and 7 and, if curable, does not cure such breach within fifteen (15) days after written notice from the Company.
19.    Section 409A. This Agreement is intended to satisfy the requirements of Section 409A with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. To the extent Executive would otherwise be entitled to any payment under this Agreement, or any plan or arrangement of the Company or its Affiliates, that constitutes a “deferral of compensation” subject to Section 409A and that if paid during the six (6) months beginning on the Date of Termination of Executive’s employment would be subject to the Section 409A additional tax because Executive is a “specified employee” (within the meaning of

Section 409A and as determined by the Company), the payment will be paid to Executive on the earlier of the six (6) month anniversary of his Date of Termination or death. To the extent Executive would otherwise be entitled to any benefit (other than a payment) during the six (6) months beginning on termination of Executive’s employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the earlier of the first day following the six (6) month anniversary of Executive’s Date of Termination or death. Any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided only upon a “separation from service” as defined in Treasury Regulation § 1.409A-1(h). Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“Short-Term Deferrals”) and (b)(9) (“Separation Pay Plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6. Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided, further, that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs. To the extent any expense reimbursement (including, without limitation, any reimbursement of interest or penalties related to taxes) or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one (1) calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
20.    Headings. The Section headings contained in this Agreement are for convenience only and in no manner shall be construed as part of this Agreement.
21.    Duration of Terms. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to give effect to such rights and obligations.
22.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
23.    Entire Agreement. This Agreement, together with the Restricted Stock Award Agreement, the Closing Bonus Letter Agreement and the exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements, whether written or oral, with respect thereto (including, but not limited to, the Prior Agreement and Exhibit A to the Steel Disclosure Letter to the Merger Agreement); provided, however, that the provisions of this Agreement are in addition to and complement (and do not replace or supersede) any other written agreement(s) or parts thereof between Executive and the Company or any of its Subsidiaries or Affiliates that create restrictions on Executive with respect to confidentiality, non-disclosure, noncompetition, non-solicitation or nondisparagement. In the event of any inconsistency between the terms of this Agreement and the terms of any other Company plan, policy, equity grant, arrangement or agreement with Executive, the provisions most favorable to Executive shall govern.
24.    Certain Change in Control Payments. Notwithstanding any provision of this Agreement to the contrary, if, after exhausting all available mitigation strategies, including, without limitation, those permitted pursuant to the Merger Agreement, any payments or benefits Executive would receive from the Company under this Agreement or otherwise in connection with a Change in Control (the “Total Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 24, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive will be entitled to receive either (i) the full amount of the Total Payments or (ii) a portion of the Total Payments having a value equal to $1 less than three (3) times such individual’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of (i) and (ii), after taking into account applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by such employee on an after-tax basis, of the greatest portion of the Total Payments. Any determination required under this Section 24 shall be made in writing by the accountant or tax counsel selected by the Company. If there is a reduction pursuant to this Section 24 of the Total Payments to be delivered to Executive and to the extent that an ordering of the reduction other than by Executive is required by Section 19 or other tax requirements, the payment reduction contemplated by the preceding sentence shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each “parachute payment” and then reducing the “parachute payments” in order beginning with the “parachute payment” with the highest Parachute Payment Ratio. For “parachute payments” with the same Parachute Payment Ratio, such “parachute payments” shall be reduced based on the time of payment of such “parachute payments,” with amounts having later payment dates being reduced first. For “parachute payments” with the same Parachute Payment Ratio and the same time of payment, such “parachute payments” shall be reduced on a pro rata basis (but not below zero) prior to reducing “parachute payments” with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable “parachute payment” for purposes of Section 280G of the Code and the denominator of which is the actual present value of such payment.

[Signature page follows]

IN WITNESS WHEREOF, Executive, the Company and Six Flags Entertainment Corporation (solely for purposes of the provisions in Sections 1 and 23 related to the Prior Agreement) have caused this Agreement to be executed as of the date first above written.

COPPERSTEEL HOLDCO, INC.
By:    /s/ Selim A. Bassoul
Name: Selim A. Bassoul
Title:     Executive Chairman

SIX FLAGS ENTERTAINMENT CORPORATION
By:    /s/ Selim A. Bassoul
Name: Selim A. Bassoul
Title:     Executive Chairman

EXECUTIVE
/s/ Gary Mick
Gary Mick

EXHIBIT A
[FORM OF AWARD AGREEMENT FILED SEPARATELY]

EXHIBIT B
Agreement and General Release
Agreement and General Release (“Agreement”), by and between Gary Mick (“Executive” and referred to herein as “you”) and CopperSteel HoldCo, Inc., a Delaware corporation (the “Company”).
1.    In exchange for your waiver of claims against the Released Persons (as defined below) and compliance with the other terms and conditions of this Agreement, upon the effectiveness of this Agreement, the Company agrees to provide you with the payments and benefits provided in Section 4 of your Employment Agreement with the Company and Six Flags Entertainment Corporation, a Delaware corporation, dated July 1, 2024, (the “Employment Agreement”) in accordance with the terms and conditions of the Employment Agreement.
2.    (a) In consideration for the payments and benefits to be provided to you pursuant to section 1 above, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company and its subsidiaries, divisions, affiliates and related business entities, successors and assigns, and any of its or their respective directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns (in each case, in their capacity as such) (collectively the “Released Persons”) from any and all claims, suits, demands, causes of action, covenants, obligations, debts, costs, expenses, fees and liabilities of any kind whatsoever in law or equity, by statute or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected and whether or not concealed or hidden (collectively, the “Claims”), which you have had, now have, or may have against any of the Released Persons by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter arising up to and including the date on which you sign this Agreement, except as provided in subsection (c) below.
(b)    Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Released Persons from any and all such claims, whether known or unknown, which you have had, now have, or may have against the Released Persons arising out of your employment or termination thereof, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Released Persons subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act of 1988, or the Fair Labor Standards Act of 1938, the Texas Labor Code, the Texas Payday Law, the Texas Anti-Retaliation Act, the Texas Commission on Human Rights Act and the Texas Whistleblower Act, in each case as amended [update as appropriate]; (ii) any other claim whether based on federal, state, or local law (statutory or decisional), rule, regulation or ordinance, including, but not limited to, breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iii) any claim for attorneys’ fees, costs, disbursements and/or the like.
(c)    Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of claims: (1) that arise after the date on which you sign this Agreement, including, without limitation,

such claims related to any equity award held by you; (2) for the payments or benefits required to be provided under Section 4(b) of the Employment Agreement; (3) regarding rights of indemnification and receipt of legal fees and expenses to which you are entitled under the Employment Agreement, the Company’s or a subsidiary of the Company’s Certificate of Incorporation or By-laws (or similar instrument), pursuant to any separate writing between you and the Company or any subsidiary of the Company or pursuant to applicable law; or (4) relating to any claims for accrued, vested benefits under any employee benefit plan or retirement plan of the Released Persons subject to the terms and conditions of such plan and applicable law (excluding any severance or termination pay plan, program or arrangement, claims to which are specifically waived hereunder.
(d)    In signing this Agreement, you acknowledge that you intend that this Agreement shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. You expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown, unsuspected or unanticipated Claims, if any, as well as those relating to any other Claims hereinabove mentioned or implied. [Update to include reference to any applicable statute regarding the waiver of unknown claims.]
3.    (a) This Agreement is not intended, and shall not be construed, as an admission that any of the Released Persons has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.
(b)    Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.
(c)    You represent and warrant that you have not assigned or transferred to any person or entity any of my rights which are or could be covered by this Agreement, including but not limited to the waivers and releases contained in this Agreement.
(d)    You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit, restrict, or in any way affect your ability to (i) communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including (a) providing documents or other information, without notice to the Company or (b) making other disclosures under the whistleblower provisions of any applicable law, rule or regulation, or (ii) seek or receive any monetary damages, awards or other relief in connection with protected whistleblower activity. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

4.    This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.
5.    This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.
6.    You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have had an opportunity to consider for at least [twenty-one (21)] [forty-five (45)] days the terms of this Agreement; (c) are hereby advised by the Company in writing to consult with an attorney of your choice in connection with this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so; (e) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.
7.    You understand that you will have at least [twenty-one (21)] [forty-five (45)] days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. You may accept this Agreement by signing it and returning it to the Company’s General Counsel at the address specified pursuant to Section 12 of the Employment Agreement on or before . After executing this Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke this Agreement by indicating your desire to do so in writing delivered to the General Counsel at the address above by no later than 5:00 p.m. on the seventh (7th) day after the date you sign this Agreement. The effective date of this Agreement shall be the eighth (8th) day after you sign the Agreement. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company to provide the payments and benefits provided in Section 1 above, shall be deemed automatically null and void.
8.    Any dispute regarding this Agreement shall be subject to Delaware law without reference to its choice of law provisions. You agree to reimburse the Company for out-of-pocket costs and expense reasonably incurred by in connection with enforcing this Agreement (including attorney’s fees) with respect to each claim on which the Company substantially prevails.

[Signature page follows]

EXECUTIVE

Gary Mick
COPPERSTEEL HOLDCO, INC.
By:
Name:
Title: